Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February [    ], 2017

Hewlett Packard Enterprise Company

5400 Legacy Drive

Plano, TX 75024

Ladies and Gentlemen:

We have acted as special tax counsel to Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), in connection with the proposed distribution (the “Distribution”) by Houston to its common shareholders of shares of Everett SpinCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Houston (“Everett”), and certain other related transactions (collectively, the “Separation”), followed by the merger (the “Merger”) of New Everett Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Everett (“Merger Sub”) with and into Computer Sciences Corporation, a Nevada corporation (“Chicago”).

This letter sets forth our opinion concerning the material U.S. federal income tax consequences of the Distribution and the Merger (collectively, the “Transactions”).

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of Houston, Everett, Chicago and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the certificate issued on (i) February [    ], 2017 by an officer of Houston and an officer of Everett on behalf of Houston and Everett, respectively (the “Houston Officer’s Certificate”) and (ii) February [    ], 2017 by an officer of Chicago (the “Chicago Officer’s Certificate” and, with the Houston Officer’s Certificate, the “Officer’s Certificates”). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the following documents:

Hewlett Packard Enterprise Company

February [    ], 2017

•	the request for private letter ruling submitted by Houston to the Internal Revenue Service (the “Service”) on September 30, 2016 (including all exhibits or attachments thereto), as supplemented and amended;

•	the registration statement of Everett on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) (including all amendments and exhibits thereto) (the “Registration Statement”);

•	the transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Separation and the Transactions have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Officer’s Certificates, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Houston has received a private letter ruling (the “IRS Ruling”) from the Service regarding certain matters related to the tax-free status of the Distribution and other aspects of the Separation. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Houston, Everett, Chicago and their respective subsidiaries, including those set forth in the Transaction Documents, as well as on the continuing validity and effectiveness of the IRS Ruling as of the date hereof and at all relevant times in the future. We have assumed that the Separation and the Transactions will be consummated in the manner contemplated by the Registration Statement and the Transaction Documents. Our opinion further is expressly conditioned on the following: at the time of the Transactions, (i) an appropriate officer of each of Houston, Everett and Chicago will execute certificates including representations and covenants substantially similar to those contained in the Houston Officer’s Certificate and the Chicago Officer’s Certificate, respectively, and (ii) we will deliver an opinion regarding the material U.S. federal income tax consequences of the Distribution and the Merger, as described in the Registration Statement.

Hewlett Packard Enterprise Company

February [    ], 2017

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the Service, and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Transactions. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. The issues covered by this opinion are complex and, in many instances, the relevant legal authorities are unclear in their application to the transaction at issue. Accordingly, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Distribution and Merger,” it is our opinion that under current U.S. federal income tax law:

1.	Houston will not recognize income, gain or loss on the Distribution.

2.	Except with respect to the receipt of cash in lieu of fractional shares of Everett common stock, holders of Houston common stock will not recognize income, gain or loss on the receipt of Everett common stock in the Distribution.

3.	A stockholder’s aggregate tax basis in its shares of Houston common stock and Everett common stock (including any fractional shares deemed received, as described below) immediately after the Distribution will be the same as the aggregate tax basis of the shares of Houston common stock held by the stockholder immediately before the Distribution, allocated between such shares of Houston common stock and Everett common stock in proportion to their relative fair market values.

4.	A stockholder’s holding period in the Everett common stock received in the Distribution (including any fractional shares deemed received, as described below) will include the holding period of the Houston common stock with respect to which such Everett common stock was received.

5.	A Houston stockholder that receives cash in lieu of a fractional share of Everett common stock in the Distribution will generally be treated as having received such fractional share pursuant to the Distribution and then as having sold such fractional share for cash. Taxable gain or loss will be recognized in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the stockholder’s tax basis in the fractional share, as described above.

6.	Chicago will not recognize income, gain or loss in the Merger.

Hewlett Packard Enterprise Company

February [    ], 2017

7.	Except with respect to the receipt of cash in lieu of fractional shares of Everett common stock, a holder of Chicago common stock will not recognize income, gain or loss upon the exchange of Chicago common stock for Everett common stock in the Merger.

8.	A stockholder’s aggregate tax basis in the shares of Everett common stock received in the Merger (including any fractional shares deemed received, as described below) will be equal to the stockholder’s aggregate tax basis in its Chicago common stock surrendered for such shares of Everett common stock.

9.	A stockholder’s holding period in the Everett common stock received in the Merger (including any fractional shares deemed received, as described below) will include the holding period of the Chicago common stock surrendered in the Merger.

10.	A stockholder that receives cash in lieu of a fractional share of Everett common stock will generally be treated as having received such fractional share pursuant to the Merger and then as having sold such fractional share for cash. Taxable gain or loss will generally be recognized in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of the stockholder’s tax basis in the share of Chicago common stock surrendered that is allocable to the fractional share.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Separation, the Transactions or any other transaction or event contemplated by or referred to in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,